Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, no par value per share, of Unico American Corporation, a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 17, 2020

Ambina Unico Holdings LLC

By:	Ambina Partners LLC Manager

By:	/s/ Gregory M. Share
	Name:	Gregory M. Share
	Title:	Manager

Ambina Partners LLC

By:	/s/ Gregory M. Share
	Name:	Gregory M. Share
	Title:	Manager

/s/ Gregory M. Share
Gregory M. Share